Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

PLUG POWER ACQUIRES FULL CONTROL OF ‘HYPULSION’ HYDROGEN AND FUEL CELL BUSINESS IN EUROPE FOR $11.47 MILLION

Plug Power now poised to convert $20 billion European
electric lift truck market to hydrogen fuel cells

LATHAM, NY — July 27, 2015 — Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable energy solutions has entered into a definitive agreement with Axane, S.A., a subsidiary of Air Liquide S.A. to acquire the remaining 80 percent that it doesn’t own of HyPulsion, its European joint venture, for $11.47 million in Plug Power common stock, subject to certain post-closing adjustments. The transaction is subject to the satisfaction of certain customary closing conditions and is expected to close no later than August 2015.

Plug Power and Air Liquide founded HyPulsion in 2012 to jump-start the hydrogen and fuel cell market in Europe. To date the company has achieved key milestones in product development, customer engagement and strong OEM relationships.  The original agreement intended for Plug Power to ultimately assume control of HyPulsion, though this was accelerated given Plug Power’s success in the North American market.

Both Plug Power and Air Liquide agree that Plug Power is the right entity to drive growth in commercializing the European hydrogen and fuel cell market. “Plug Power has displayed leadership in building an industry in North America, delivering record growth in revenue, bookings and shipments,” said Xavier Pontone, Managing Director Air Liquide Advanced Business. “We look forward to a continued partnership with Plug Power in the coming years.”

Air Liquide remains a critical partner for Plug Power and its growth strategy within Europe. Air Liquide will support HyPulsion as a hydrogen supplier to Plug Power’s material handling customers. Additionally, Air Liquide will retain its seat on Plug Power’s board of directors, a position held since 2012.

“A larger stake for Plug Power in Europe follows in line with the strategic path we’ve established to grow to a $500 million revenue company,” said Andy Marsh, CEO of Plug Power. “The appropriate sales and engineering staff are in place, and we will now move bullishly to broaden our presence in the European material handling market. I’d like to thank Air Liquide for its years of partnership and am pleased that our work together will continue as we develop the hydrogen economy in Europe.”

Today, Plug Power primarily sells its products into material handling applications, an addressable market that doubles in size when including both North America and Europe. Plug Power has more than 7,000 fuel cell products deployed in North American material handling operations. These fuel cells have accumulated more than 100 million hours of operational time.

About Plug Power Inc.

The powerhouse in hydrogen fuel cell technology, Plug Power is revolutionizing the industry with cost-effective solutions that increase productivity, lower operating costs and reduce carbon footprint. Its signature solution, GenKey, provides an all-inclusive package for customers, incorporating GenFuel hydrogen and fueling infrastructure, GenCare aftermarket service and either GenDrive or ReliOn fuel cell systems. GenDrive, a lead-acid battery replacement, is used in electric lift trucks in high-throughput material handling applications. With more than 7,000 GenDrive units deployed with material handling customers, GenDrive has been proven reliable with over 100 million hours of runtime. Plug Power manufactures tomorrow’s incumbent power solutions today, so customers can POWERAhead. Additional information about the Plug Power brands is available at www.plugpower.com.

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Plug Power Inc. Safe Harbor Statement

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“PLUG”), including but not limited to statements about expansion into and growth in the European hydrogen and fuel cell market and revenue growths. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. In particular, the risks and uncertainties include, among other things, the risk that we continue to incur losses and might never achieve or maintain profitability; the risk that we will need to raise additional capital to fund our operations and such capital may not be available to us; the risk that our lack of extensive experience in manufacturing and marketing products may impact our ability to manufacture and market products on a profitable and large-scale commercial basis; the risk that unit orders will not ship, be installed and/or converted to revenue, in whole or in part; the risk that pending orders may not convert to purchase orders, in whole or in part; the risk that a loss of one or more of our major customers could result in a material adverse effect on our financial condition; the risk that a sale of a significant number of shares of stock could depress the market price of our common stock; the risk that negative publicity related to our business or stock could result in a negative impact on our stock value and profitability; the risk of potential losses related to any product liability claims or contract disputes; the risk of loss related to an inability to maintain an effective system of internal controls or key personnel; the risks related to use of flammable fuels in our products; the cost and timing of developing, marketing and selling our products and our ability to raise the necessary capital to fund such costs; the ability to achieve the forecasted gross margin on the sale of our products; the risk that our actual net cash used for operating expenses may exceed the projected net cash for operating expenses; the cost and availability of fuel and fueling infrastructures for our products; market acceptance of our products, including GenDrive, ReliOn and GenKey systems; the volatility of our stock price; our ability to establish and maintain relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; the cost and availability of components and parts for our products; our ability to develop commercially viable products; our ability to reduce product and manufacturing costs; our ability to successfully expand our product lines; our ability to successfully expand internationally; our ability to improve system reliability for our GenDrive, ReliOn and GenKey systems; competitive factors, such as price competition and competition from other traditional and alternative energy companies; our ability to protect our intellectual property; the cost of complying with current and future federal, state and international governmental regulations; risks associated with potential future acquisitions; and other risks and uncertainties referenced in our public filings with the Securities and Exchange Commission. For additional disclosure regarding these and other risks faced by PLUG, see disclosures contained in PLUG’s public filings with the Securities and Exchange Commission (the “SEC”) including, the “Risk Factors” section of PLUG’s Annual Report on Form 10-K for the year ended December 31, 2014. You should consider these factors in evaluating the forward-looking statements included in this presentation and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and PLUG undertakes no obligation to update such statements as a result of new information.

Plug Power Media Contact

Teal Vivacqua

518.738.0269

media@plugpower.com